Exhibit 10.14
Description of 2007 Non-Employee Director Compensation
     Retainers and Meeting Fees. Each of our non-employee directors, after election to our board of directors at our 2007 annual meeting of shareholders, will receive a $35,000 retainer for a one-year term of service on our board of directors in 2007. In addition, each member of our audit committee (who is not the chair of that committee) will receive a retainer of $5,000 for serving as a member of our audit committee, and the chair of the audit committee will receive a $15,000 retainer. The chairs of our compensation committee and governance and nominating committee each will receive a retainer of $5,000 for serving in these roles. These retainers are payable in two equal installments, with 50% payable on February 15, 2007 and 50% payable on August 15, 2007. Each non-employee director may elect to receive these retainers in the form of shares of common stock of the Company, in lieu of cash payments. In addition to these retainers, each non-employee director will receive a fee of $1,250 for each board of directors meeting attended and $1,250 for each board committee meeting attended.
     Option Grants. Each non-employee director elected to our board of directors at the 2007 annual meeting of shareholders will be granted an option on the date of that meeting, pursuant to our Amended and Restated 1996 Incentive Plan, to purchase 5,000 shares of common stock of the Company at the fair market value per share of our common stock at the time the option is granted.